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EXHIBIT 99.1



PRESS RELEASE               FOR IMMEDIATE RELEASE
                            Contact:  Anderson L. Smith, President and CEO
                            Telephone: 423-586-8421


                             JEFFERSON FEDERAL BANK
                     REPORTS QUARTERLY AND YEAR END EARNINGS
                       NET INCOME INCREASED 48.1% FOR THE
                            YEAR ENDED JUNE 30, 2003

Morristown, Tennessee -- (July 25, 2003)-- Jefferson Bancshares, Inc. (Nasdaq:
JFBI-News), the holding company for Jefferson Federal Bank, today reported net income of $3.6 million for the year ended June 30, 2003, representing an increase of 48.1% from net income of $2.4 million for the year ended June 30, 2002. On a diluted per share basis, earnings increased to $1.91 for fiscal 2003 from $1.29 for fiscal 2002. The resulting return on average assets was 1.32% and the return on average stockholders' equity was 10.25% for the current year. Net income for the three month period ended June 30, 2003 was $830,000, or $0.44 on a diluted per share basis, compared to $771,000, or $0.40 on a diluted per share basis for the same period in 2002.

         On July 1, 2003, Jefferson Federal Bank completed its conversion from the mutual holding company structure to the stock holding company structure and became the wholly owned subsidiary of Jefferson Bancshares, Inc. As a result, this earnings release relates to the financial condition and results of operations of Jefferson Federal Bank, who, until July 1, 2003, was known as "Jefferson Federal Savings and Loan Association of Morristown." All per share and stockholders' equity references reported in this release relate to Jefferson Federal Savings and Loan Association of Morristown and its subsidiaries and not to Jefferson Bancshares. Prior to July 1, 2003, Jefferson Federal Savings and Loan Association of Morristown's shares of common stock were quoted on the Pink Sheets under the symbol "JFSZ.PK."

          Net interest income for fiscal 2003 increased $1.6 million, or 17.9%, to $10.7 million as a result of an improvement in the interest rate spread, which increased to 3.66% for 2003 compared to 3.02% for 2002 and an improvement in the net interest margin, which increased to 4.10% for 2003 compared to 3.53% for 2002. Interest income decreased $2.1 million, or 10.9%, to $17.3 million for 2003 due to lower market interest rates and changes in the volume and composition of interest-earning assets. The average yield on interest earning assets declined 91 basis points to 6.59% for 2003. Interest expense decreased $3.7 million, or 36.5%, to $6.5 million for the year as the average balance of deposits declined 2.8%, and the average rate paid declined 157 basis points to 2.91%. The decline in the average rate paid was the result of lower market rates and changes in the deposit mix. For the three month period ended June 30, 2003, net interest income decreased $39,000, or 1.5%, to $2.6 million due to a decline in the interest rate spread and the net interest margin. The interest rate spread decreased 49 basis points to 3.21% while the net interest margin decreased 36 basis points to 3.75% for the three month period ended June 30, 2003.


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         Commenting on the Company's financial performance, President and Chief
Executive Officer Anderson L. Smith stated, "We are very pleased with the Bank's results of operations for fiscal year 2003. We believe that our performance is reflective of a sound business strategy that will serve us well as a public company in the years to come."

         The provision for loan losses decreased $434,000, or 35.5%, to $787,000 for the year ended June 30, 2003. Net charge-offs for 2003 were $642,000 compared to $734,000 for 2002. There were no additions to the allowance for loan losses in the fourth quarter.

         Noninterest income decreased $42,000, or 4.1%, to $979,000 for the year ended June 30, 2003, primarily as a result of a decrease in net gains on sale of investments. For the three month period ended June 30, 2003, noninterest income was $218,000, a decrease of 38.6% compared to the same period in 2002 as a result of a decline in net gains on the sale of REO.

         Noninterest expense increased $203,000, or 4%, to $5.3 million for the year ended June 30, 2003 as a result of an increase in compensation expense and REO expense, and increases in various other expense categories. Compensation and benefits expense increased $100,000, or 4.3%, primarily as a result of increased salary and benefit expenses. REO expense increased $68,000, or 23.9%, as a result of higher levels of foreclosure. For the three month period ended June 30, 2003, noninterest expense remained level at $1.4 million.

         Total assets at June 30, 2003 were $363.6 million compared to $267.3 million at June 30, 2002. The growth in total assets was primarily the result of the pending stock offering of Jefferson Bancshares, which was completed on July 1, 2003. At June 30, 2003, orders received in the subscription and community offering totaled in excess of $105.0 million. Approximately $39.1 million of unfilled orders was returned to subscribers. The conversion is discussed in greater detail below.

         Net loans decreased $10.0 million, or 5.3%, to $180.0 million at June 30, 2003. Commercial loans increased $5.7 million, or 73.6%, to $13.5 million as a result of management's strategy to emphasize this type of lending. Mortgage loans decreased $14.8 million, or 8.3%, to $164.1 million at June 30, 2003 due to heavy refinancing activity in the low interest rate environment and due to tightened underwriting standards introduced by management. Loan originations for the fourth quarter of 2003 were $12.3 million compared to $9.0 million for the same period in 2002.

         Stockholders' equity increased $3.7 million, or 11.3%, as a result of net income of $3.6 million for the twelve month period and a gain in the market value of securities available-for-sale, net of tax, of $898,000.

         Jefferson Federal Bank is a federally chartered stock savings and loan association headquartered in Morristown, Tennessee. Jefferson Federal is a community oriented financial institution offering traditional financial services within its local communities through its main office and two drive through facilities in Morristown. On July 1, 2003, Jefferson Federal completed a plan of conversion through which Jefferson Federal reorganized from the mutual holding company structure to the stock holding company structure. In connection with the




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closing of the conversion, Jefferson Federal Savings and Loan Association of
Morristown changed its name to Jefferson Federal Bank. Jefferson Bancshares, Inc., the new holding company for Jefferson Federal Bank, announced July 1, 2003 that it had sold 6,612,500 shares at $10.00 per share, representing an offering amount of $66,125,000 (the "adjusted maximum" of the offering range). Jefferson Bancshares also exchanged approximately 1,389,000 shares of its common stock for all of the outstanding shares of Jefferson Federal Savings and Loan Association common stock (other than shares held by Jefferson Bancshares, M.H.C.), representing an exchange ratio of 4.2661 for each share of Jefferson Federal outstanding at the time.

         As part of the conversion, Jefferson Bancshares also formed the Jefferson Federal Charitable Foundation, which was funded with $250,000 and 375,000 shares of Jefferson Bancshares common stock. Jefferson Charitable Foundation will make grants and donations to non-profit and community groups and projects located within Jefferson Federal's market area. Total shares of Jefferson Bancshares common stock outstanding after the conversion, the exchange and contribution to the charitable foundation is approximately 8,376,000 shares. On July 2, 2003, shares of Jefferson Bancshares, Inc. began trading on the Nasdaq National Market under the ticker symbol "JFBI". Financial highlights of the Company are attached.

         This news release may contain forward-looking statements, which can be identified by the use of words such as "believes", "expects", "anticipates", "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts, are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, and changes in the quality or composition of the Company's loan or investment portfolios. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated, or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

         Specific factors that could cause future results to vary from current management expectations may be detailed, from time to time in the Company's filings with the Securities and Exchange Commission, which are available through the SEC's at www.sec.gov.
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                             JEFFERSON FEDERAL BANK


                                                           At June 30,
                                                     2003             2002
                                                 -----------       -----------
Financial Condition Data:
Total assets                                      $ 363,602         $ 267,340
Loans receivable, net                               180,010           190,032
Cash and cash equivalents,
    and interest-bearing deposits                    96,543             6,983
Investment securities                                76,400            60,215
Borrowings                                            2,000             2,000
Deposits                                            324,247           231,849
Stockholders' equity                              $  36,625         $  32,901

                                                           Three Months
                                                           Ended June 30,                        Year Ended June 30,
                                                     2003              2002                   2003             2002
                                                 -----------       -----------             ---------       -----------
Operating Data:
Interest income                                   $   4,093         $   4,715              $  17,259        $  19,380
Interest expense                                      1,447             2,030                  6,518           10,267
Net interest income                                   2,646             2,685                 10,741            9,113
Provision for loan losses                                 -               434                    787            1,221
Net interest income after
   provision for loan losses                          2,646             2,251                  9,954            7,892
Noninterest income                                      218               355                    979            1,021
Noninterest expense                                   1,397             1,419                  5,272            5,069
Earnings before income taxes                          1,467             1,187                  5,661            3,844
Total income taxes                                      637               416                  2,068            1,418
Net earnings                                      $     830         $     771              $   3,593        $   2,426

Per Share Data:
Earnings per share, basic                             $0.44             $0.40                  $1.92            $1.30
Earnings per share, diluted                           $0.44             $0.40                  $1.91            $1.29
Dividends per share                                   $0.33             $0.33                  $0.70            $0.70


                                                           Three Months
                                                           Ended June 30,                        Year Ended June 30,
                                                     2003              2002                   2003             2002
                                                 -----------       -----------             ---------       -----------

Allowance for Loan Losses:
Allowance at beginning of period                  $   2,879         $   2,449              $   2,696        $   2,209
Provision for loan losses                                 -               308                    787            1,221
Recoveries                                               81               148                    435              682
Charge-offs                                            (119)             (209)                (1,077)          (1,416)
Net Charge-offs                                         (38)              (61)                  (642)            (734)
Allowance at end of period                        $   2,841         $   2,696              $   2,841        $   2,696



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                                                           At June 30,
                                                     2003             2002
                                                 -----------       -----------
Nonperforming Assets:
Nonaccrual loans:
  Real estate                                     $   1,739         $   1,935
  Commercial business                                     -                 -
  Consumer                                               17               133
        Total                                         1,756             2,068
Real Estate owned                                     1,227               978
Other nonperforming assets                               16                66

Total nonperforming assets                        $   2,999         $   3,112


                                                           At June 30,
                                                     2003             2002
                                                 -----------       -----------

Performance Ratios:
Return on average assets                              1.32%             0.91%
Return on average equity                             10.25%             7.68%
Interest rate spread                                  3.66%             3.02%
Net interest margin                                   4.10%             3.53%
Noninterest expense to average assets                 1.94%             1.90%
Efficiency ratio                                     45.30%            50.73%
Average interest-earning assets to
   average interest-bearing liabilities             117.67%           112.77%

Capital Ratios:
Tangible capital                                      9.75%            12.00%
Core capital                                          9.75%            12.00%
Risk-based capital                                   21.06%            21.10%
Dividend payout ratio                                36.46%            53.79%
Average equity to average assets                     12.90%            11.87%

Asset Quality Ratios:
Allowance for loan losses as a
   percent of total gross loans                       1.54%             1.37%
Allowance for loan losses as a
   percent of nonperforming loans                   161.79%           130.40%
Net charge-offs to average outstanding
   loans during the period                            0.34%             0.38%
Nonperforming loans as a percent
   of total loans                                     0.95%             1.09%
Nonperforming assets as a percent
   of total assets                                    0.82%             1.16%